EXHIBIT 99.1

NEWS RELEASE

Contact:	David Kimichik	Elise Chittick	Scott Eckstein
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3766

ASHFORD HOSPITALITY TRUST COMPLETES
ACQUISITION OF PIER HOUSE RESORT AND SPA

Acquisition Highlights:

•	Acquired at a trailing 12-month cap rate of 6.2% and trailing 12-month EBITDA yield of 7.0%

•	Remington Lodging, which manages three other hotels in Key West, to take over property management

•	Pro forma trailing 12-month cap rate of 8.4% and pro forma trailing 12-month EBITDA multiple of 10.5x assuming Remington management

•	Minimal CapEx needs after recent $12 million renovation

•	Key West, FL is the highest barrier to entry market in the United States, and the second highest RevPAR market

DALLAS, May 14, 2013 -- Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced that it has completed the previously-announced acquisition of the 142-room Pier House Resort and Caribbean Spa in Key West, Florida, for total consideration of $90 million in cash ($634,000 per key). Ashford funded the entire purchase price with cash on hand. At the end of the first quarter, Ashford had total cash, cash equivalents, and marketable securities of $234 million and nothing drawn on its $165 million corporate credit facility. The Company is currently in the market evaluating property level debt financing for the acquisition.

The purchase price of $90 million represents a trailing 12-month cap rate of 6.2% on net operating income and an EBITDA multiple of 14.3x. After completing its operational synergy analysis assuming Remington was managing the hotel for the previous twelve months, the Company estimates that both net operating income and EBITDA would have been approximately 35% higher than the actual trailing 12-months. This equates to a pro forma trailing 12-month cap rate of 8.4% and a pro forma EBITDA multiple of 10.5x. In 2012, the hotel achieved RevPAR of $275, with occupancy of 83% and an Average Daily Rate of $333.
The Pier House Resort will be managed by Remington Lodging. Remington now manages four hotels in Key West. These include the Pier House Resort & Spa, the Southernmost House, the Inn at Key West and the Crowne Plaza La Concha Hotel, which is also owned by Ashford Hospitality Trust.
Monty J. Bennett, Ashford's Chairman and Chief Executive Officer, commented “The Pier House Resort acquisition demonstrates our ability to add a high RevPAR hotel to our portfolio in an attractive market. Given the Pier House’s prime location in Key West and difficulty adding rooms in that area due to the local Rate of Growth Ordinance or “ROGO”, this hotel presented a compelling investment opportunity. We are confident that our affiliated manager, Remington Lodging, will be able to realize significant revenue enhancement opportunities and cost savings by leveraging its existing presence in Key West.”
The Pier House Resort and Caribbean Spa was built in 1968. It has 142 rooms including 119 guest rooms and 23 suites. The hotel has 40 waterfront facing rooms and suites, and standard guestrooms average 325 square feet, while the 23 suites average 710 square feet. Additionally, the hotel offers 2,600 square feet of meeting space, a 10,000 square foot spa with 10 treatment rooms, three food and beverage outlets including al fresco dining at HarborView Café and the renowned Chartroom bar, a full-service fitness facility and private dock for charter pick-ups. The hotel is located at the northern end of Duval Street in the heart of Key West on a 6-acre compound with a private beach and immediate access to the Gulf of Mexico. Ashford expects to incur minimal expenses related to capital improvements given a $12 million dollar renovation recently completed at the property.

Ashford is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure. Additional information can be found on the Company's website at www.ahtreit.com.
Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend," or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the timing for closing, the impact of the transaction on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford's control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford's filings with the Securities and Exchange Commission. EBITDA is defined as net income before interest, taxes, depreciation and amortization. EBITDA yield is defined as trailing twelve month EBITDA divided by the purchase price. EBITDA multiple is defined as the purchase price divided by the annual EBITDA. A capitalization rate is determined by dividing the property's annual net operating income by the purchase price. Net operating income is the property's funds from operations minus a capital expense reserve of either 4% or 5% of gross revenues. Funds from operations ("FFO"), as defined by the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT") in April 2002, represents net income (loss) computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains (or losses) from sales of properties and extraordinary items as defined by GAAP, plus depreciation and amortization of real estate assets, and net of adjustments for the portion of these items related to unconsolidated entities and joint ventures.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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